Exhibit 10.3

Execution Version

AMENDED AND RESTATED
EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED EXCHANGE AGREEMENT (this “Agreement”), dated as of July 1, 2025, by and among ProKidney Corp., a Delaware corporation (the “Company”), ProKidney Holdings, LLC, a limited liability company organized under the laws of Delaware (“Holdings”), and the holders, other than the Company, of Common Units (as defined herein) from time-to-time party hereto.

RECITALS

WHEREAS, the Company was formerly a Cayman Islands exempted company limited by shares (the Company, prior to its domestication to Delaware, “ProKidney Cayman”);

WHEREAS, on July 11, 2022, ProKidney Cayman completed a business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated January 18, 2022 (the “Business Combination Agreement”), that ProKidney Cayman (f/k/a Social Capital Suvretta Holdings Corp. III) entered into with ProKidney LP, a limited partnership organized under the laws of Ireland (“PKLP”);

WHEREAS, in connection with the closing of the Business Combination, ProKidney Cayman entered into an Exchange Agreement (the “Original Agreement”), dated as of July 11, 2022, by and among ProKidney Cayman, PKLP and the holders of common units (other than ProKidney Cayman) in PKLP (the “PKLP Holders”), pursuant to which the PKLP Holders could exchange such common units and corresponding Class B ordinary shares of ProKidney Cayman for Class A ordinary shares of ProKidney Cayman;

WHEREAS, on June 26, 2025, Holdings was organized as a Delaware limited liability company by the filing of a certificate of formation in the office of the Secretary of State of the State of Delaware, and PKLP, as the initial member, entered into a limited liability company agreement of Holdings, which has been subsequently amended and restated into that certain Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of July 1, 2025 (as may be further amended from time to time, the “Holdings LLCA”), by and among Holdings, the Company and the other members of Holdings;

WHEREAS, (i) PKLP contributed substantially all of its assets to Holdings as a contribution to capital, (ii) PKLP commenced winding-up and made a liquidating distribution of its limited liability company interests in Holdings to its partners in redemption of their interests in PKLP, and (iii) ProKidney Corp. GP Limited sold its nominal economic interest in Holdings received in such distribution to ProKidney Cayman (the “Substitution”);

WHEREAS, immediately following the Substitution, ProKidney Cayman changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and registering by way of continuation, for purposes of the Companies Act, as amended, of the Cayman Islands, and domesticating and continuing, for purposes of the Delaware General Corporation Law, as amended, as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and together with the Substitution, the “Restructuring”);

WHEREAS, as a result of the Restructuring, the former limited partners of PKLP hold Paired Interests (as defined below) consisting of Common Units of Holdings and Class B Common Shares of the Company; and

WHEREAS, the parties hereto now desire to amend and restate the Original Agreement in its entirety as set forth herein to provide for the redemption and/or exchange of Paired Interests, on the terms and subject to the conditions set forth herein and the Holdings LLCA.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement to read in its entirety as follows:

ARTICLE I

SECTION 1.1   Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Appraiser FMV” means the fair market value of a Class A Common Share as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Member (such agreement not to be unreasonably withheld), whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement.  Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts.  The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by Holdings.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 2.1(c).

“Cash Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is delivered by the Company and the Company has elected to make a Cash Exchange Payment in accordance with Section 2.1(c):

(a)       if the Class A Common Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of:  (x) the number of Class A Common Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and Holdings or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b)       if Class A Common Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Common Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Paired Interests subject to a Cash Exchange Notice, had such Paired Interests not been subject to a Cash Exchange Notice and Holdings or the Company, as applicable, had paid the Stock Exchange Payment with respect to such number of Paired Interests, and (y) the Appraiser FMV of one (1) Class A Common Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any Class B Common Shares to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall present and surrender such certificate or certificates representing such Class B Common Shares, which shall be during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class B Common Shares is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Company or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Change of Control” has the meaning given to such term in the Tax Receivable Agreement; provided, that, for the avoidance of doubt, any event that constitutes both a PubCo Offer and a Change of Control of the Company shall be considered a PubCo Offer for purposes of this Agreement.

“Class A Common Shares” means the shares of Class A common stock of the Company, par value $0.0001 per share.

“Class B Common Shares” means the shares of Class B common stock of the Company, par value $0.0001 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the units of Holdings designated as a “Common Unit” pursuant to the Holdings LLCA.

“Company” has the meaning set forth in the Preamble.

“Conversion Date” has the meaning set forth in the Holdings LLCA.

“Direct Exchange” has the meaning set forth in Section 2.6 of this Agreement.

“Direct Exchange Election Notice” has the meaning set forth in Section 2.6 of this Agreement.

“Domestication” has the meaning set forth in the Recitals.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Blackout Period” means (i) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Shares), which period restricts the ability of such Exchanging Member to immediately resell Class A Common Shares to be issued to such Exchanging Member in connection with a Stock Exchange Payment and (ii) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the PubCo Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than ten (10) Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Date” means, subject in all cases to the provisions of Section 2.2(a) hereof, in the case of any Unrestricted Exchange, the date that is five (5) Business Days after the date the Exchange Notice is given pursuant to Section 2.1(b), unless the Exchanging Member submits a written request to extend such date and the Company in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which the Company elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then, unless waived by the Company with respect to any Exchange that is not an Unrestricted Exchange, the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period; provided, further, that in the event the Company is required under the terms of this Agreement, or otherwise elects, to make a Stock Exchange Payment, the Exchange may be conditioned (including as to timing) by the Exchanging Member on the closing of an underwritten distribution of the Class A Common Shares that may be issued in connection with such proposed Exchange.

“Exchange Notice” has the meaning set forth in Section 2.1(b) of this Agreement.

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 2.1(b).

“Exchange Notice Date Value” means, in the case of an Exchange (other than an Unrestricted Exchange), the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Exchange Rate” means, at any time, the number of Class A Common Shares for which a Paired Interest is entitled to be exchanged at such time.  On the date of this Agreement, the Exchange Rate shall be 1 for 1, subject to adjustment pursuant to Section 2.4 hereof.

“Exchanged Units” means any Common Units to be Exchanged (as part of a Paired Interest) for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Holdings Unitholder exchanging Common Units pursuant to Section 2.1(a) of this Agreement.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holdings” has the meaning set forth in the Preamble.

“Holdings LLCA” has the meaning set forth in the Preamble, as such agreement may be amended from time to time.

“Holdings Unitholder” means each member in Holdings who is also a holder of one or more Common Units that may from time to time be a party to this Agreement.

“HSR Act” has the meaning given to such term in Section 2.1(b) of this Agreement.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation, determination, guidance or governmental order, in each case, of any Governmental Entity.

“Lock-Up Agreement” means that certain Amended and Restated Lock-Up Agreement, dated on or about the date hereof, by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“National Securities Exchange” means a securities exchange that has registered with the Commission under Section 6 of the Exchange Act.

“OpCo Board” means the board of managers of Holdings.

“Original Agreement” has the meaning set forth in the Recitals.

“Paired Interest” means one Common Unit and one Class B Common Share.

“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:

(i)       the Exchange is part of one or more Exchanges by a Holdings Unitholder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (a “Block Transfer”);

(ii)      the Exchange is in connection with a PubCo Offer or Change of Control; provided that any such Exchange pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the PubCo Offer or Change of Control date (and, for the avoidance of doubt, shall not be effective if such PubCo Offer is not consummated or Change of Control does not occur); or

(iii)     the Exchange is permitted by the Company, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the OpCo Board determines, after consultation with its outside legal counsel and tax advisor, that Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transferee” has the meaning given to such term in Section 3.1 of this Agreement.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“PKLP” has the meaning set forth in the Recitals.

“PKLP Holders” has the meaning set forth in the Recitals.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h).

“ProKidney Cayman” has the meaning set forth in the Recitals.

“PubCo Board” means the board of directors of the Company.

“PubCo Offer” has the meaning set forth in Section 2.7 of this Agreement.

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as the Company shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Company shall use commercially reasonable efforts to ensure that at least one (1) Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Date Value” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Date; provided, that, if such an Exchange (other than an Unrestricted Exchange) is in connection with a Secondary Offering or other negotiated transaction, the Quarterly Exchange Date Value shall be the per share price of Class A Common Shares in such transaction.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the (x) waiver or (y) expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Holdings Unitholder, which would prohibit an Exchange (or such other date within such quarter as the Company shall determine in its sole discretion) and ending ten (10) Business Days thereafter.  Notwithstanding the foregoing, the Company may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter, if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than ten (10) Business Days from the date written notice of such change is sent to each Holdings Unitholder (other than the Company) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Holdings Unitholders to exercise their Exchange rights pursuant to this Agreement.

“Redemption” has the meaning set forth in Section 2.1(a) of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of July 11, 2022, by and among ProKidney Cayman and the other parties thereto, as such agreement may be amended from time to time.

“Restricted Common Unit” has the meaning set forth in the Holdings LLCA.

“Restructuring” has the meaning set forth in the Recitals.

“Retraction Notice” has the meaning set forth in Section 2.1(d) of this Agreement.

“Secondary Offering” has the meaning set forth in Section 2.1(e) of this Agreement.

“Secondary Offering Paired Interests” has the meaning set forth in Section 2.1(a) of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Company, on behalf of Holdings, a number of Class A Common Shares equal to the product of the number of Exchanged Units multiplied by the Exchange Rate.

“Substitution” has the meaning set forth in the Recitals.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement, dated on or about the date hereof, by and among the Company and the other parties thereto, as such agreement may be amended from time to time.

“Taxing Authority” has the meaning set forth in the Tax Receivable Agreement.

“Tolerantia Consent” means the consent of Tolerantia, LLC to an Exchange, which consent shall be deemed standing until Tolerantia, LLC provides written notice to Holdings and the Company that such standing consent is no longer applicable for tax, regulatory or other purposes, after which such consent shall mean the written consent of Tolerantia, LLC provided to the Company and Holdings in connection with such Exchange.

“Trading Day” means a day on which the Trading Market is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Market” means the Nasdaq Stock Market or such other principal United States securities exchange on which Class A Common Shares are listed, quoted or admitted to trading.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which Holdings meets the requirements of the Private Placement Safe Harbor.

“Vesting Event” has the meaning set forth in the Holdings LLCA.

“VWAP” means the daily per share volume-weighted average price of Class A Common Shares on the Trading Market, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Class A Common Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day or, if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Common Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Common Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company.

ARTICLE II

SECTION 2.1   Exchange Procedure

(a)       From and after the (x) waiver or (y) expiration of any contractual lock-up period (including pursuant to the Lock-Up Agreement) relating to the shares of the Company that may be applicable to a Holdings Unitholder following the date hereof which would prohibit an Exchange (as defined below), each Holdings Unitholder (other than the Company or any subsidiary of the Company, whether formed on or after the date of this Agreement) shall, with Tolerantia Consent, be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to Holdings and the Company, as applicable, in exchange for the delivery by Holdings of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided, that (absent a waiver by the OpCo Board) any such Exchange is for a minimum of the lesser of (i) 10,000 Common Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate on an equal basis) and (ii) all of the Common Units held by such Holdings Unitholder; provided, further, that in the event that an Exchanging Member is participating in an underwritten offering or other block sale of Class A Common Shares following such Exchange and a portion of its Paired Interests are being surrendered to Holdings or the Company, as applicable, in furtherance thereof (such portion, the “Secondary Offering Paired Interests”), then Holdings and the Company shall settle the Exchange of such Secondary Offering Paired Interests by delivery of a Stock Exchange Payment hereunder; and, provided further, that in the case of a Member (as defined in the Holdings LLCA) holding less than 3% of the Common Percentage Interest (as defined in the Holdings LLCA, and excluding, for purposes of this calculation, Common Units then owned by the Company or its subsidiaries) an Exchange Transaction may also require compliance with reasonable policies that the OpCo Board may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers), in its reasonable discretion.

(b)      A Holdings Unitholder shall exercise its right to make an Exchange as set forth in Section 2.1(a) above by delivering to Holdings, with a copy to the Company, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 2.1(b).  A Holdings Unitholder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date.  An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including, without limitation, as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Shares into which the Paired Interests are exchangeable, or contingent (including, without limitation, as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.  Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Exchange Date with respect to all Paired Interests which would be exchanged into Class A Common Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Paired Interests.  Each of the Holdings Unitholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by Holdings.

(c)      Subject to Sections 2.1(a) and 2.2(a), within three (3) Business Days of the giving of an Exchange Notice, the Company may elect that all or a portion of the Exchange is settled in cash (in lieu of Class A Common Shares) in an amount equal to the Cash Exchange Payment by giving written notice of such election to Holdings and the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”).  The Cash Exchange Notice shall set forth the portion of the Paired Interests which will be exchanged for cash in lieu of Class A Common Shares.  Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.  At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Company may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Paired Interests and make the Stock Exchange Payment with respect to any such Paired Interests on the Exchange Date.

(d)      The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to Holdings, with a copy to the Company, no later than one (1) Business Day prior to the Exchange Date.  Subject to the terms of this Section 2.1(d), an Exchanging Member may deliver an Exchange Notice with respect to an Exchange (other than an Unrestricted Exchange) during the Quarterly Exchange Notice Period which conditions such Exchange upon the Quarterly Exchange Date Value being equal to or greater than ninety percent (90%) of the Exchange Notice Date Value and if such requirement is not met, then the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to Holdings, with a copy to the Company, no later than 12:00 p.m. (New York time) on the Trading Day preceding the Exchange Date (a “Retraction Notice”).  The delivery of a Retraction Notice shall terminate all of the Exchanging Member’s, the Company’s and Holdings’ rights and obligations under this Article II arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future); provided, that an Exchanging Member may deliver a Retraction Notice only twice in each twelve (12)-month period (and any additional Retraction Notice delivered by such Exchanging Member within such twelve (12)-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein).

(e)       Notwithstanding anything to the contrary in this Agreement, if the Company closes an underwritten distribution of the Class A Common Shares and the Holdings Unitholders (any of them alone, or together with the Company) were entitled to resell Class A Common Shares in connection therewith (by the exercise by such Holdings Unitholders of Exchange rights or otherwise) (a “Secondary Offering”), then, except as provided in the following proviso, the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Holdings Unitholder shall be entitled to deliver an Exchange Notice on a Quarterly Exchange Date with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date); provided, that the Company and Holdings may effect an Exchange if the OpCo Board determines (in its reasonable discretion), after consultation with its legal counsel and tax advisors, that such Exchange, together with any other Exchanges that have occurred or are expected to occur, would not be reasonably likely to result in Holdings being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.  Notwithstanding anything to the contrary in this Agreement (a) for such periods that Holdings does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (b) Holdings and the Company shall not be deemed to have failed to comply with their respective obligations under the Registration Rights Agreement, if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (a).

(f)        Notwithstanding anything to the contrary contained in this Agreement or the Holdings LLCA, no Restricted Common Unit shall be permitted to be treated as an Exchanged Unit hereunder, and in no event shall Holdings or the Company effect an Exchange of a Paired Interest that includes a Restricted Common Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Restricted Common Unit and it has been converted to a Common Unit in accordance with the terms of the Holdings LLCA.  For the avoidance of doubt and without limiting the immediately foregoing sentence, in the event a Vesting Event, Conversion Date and conversion into Common Unit has occurred in respect of a Restricted Common Unit, such then converted Common Unit shall be eligible to be an Exchanged Unit for all purposes hereunder and Holdings and the Company may effect an Exchange of such then converted Common Unit (as part of a Paired Interest) upon the holder of such Common Unit exercising its Exchange rights herein, in accordance with this Agreement and the Holdings LLCA.

SECTION 2.2   Exchange Payment

(a)       The Exchange shall be consummated on the Exchange Date; provided that, in the event that an Exchange Notice with respect to an Unrestricted Exchange is delivered pursuant to Section 2.1(b) and specifies that it is predicated upon the settlement of an Exchange of Paired Interests sooner than on the Exchange Date, the Company and Holdings shall use their respective commercially reasonable efforts to consummate the Exchange on the date specified in such Exchange Notice, which shall thereafter be deemed the Exchange Date for purposes of such Exchange; provided further that, notwithstanding anything to the contrary contained in this Agreement, in the event that an Exchange Notice is delivered in connection with a Secondary Offering or a block sale pursuant to Rule 144 of the Securities Act or other then available exemption from registration thereunder that is not an underwritten distribution but is an Unrestricted Exchange, and the Company has at least three (3) Business Days’ notice prior to the settlement date thereof, the Exchange Date shall be the settlement date of such Secondary Offering or such block sale and the Exchange shall be consummated no later than the settlement of such Secondary Offering or such block sale on such date.

(b)       In connection with any Exchange, the Exchanging Member shall make any applicable Certificate Delivery requested or required by the Company.

(c)     On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Company shall contribute to Holdings, for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Member (A) shall surrender the Exchanged Units to Holdings, free and clear of all liens and encumbrances, which units shall be treated as redeemed by Holdings and shall be cancelled by Holdings immediately upon Redemption (B) transfer and surrender the corresponding number of Class B Common Shares to the Company, free and clear of all liens and encumbrances, and the Company shall cancel such Class B Common Shares, (iii) Holdings shall issue to the Company the number of Common Units equal to the number of Exchanged Units surrendered by the Exchanging Member and redeemed by Holdings pursuant to the preceding clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account the issuance in the preceding clause (iii), any Stock Exchange Payment and any other action taken in connection with this Section 2.2, and (v) Holdings shall transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(d)      On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Company shall deliver to the Exchanging Member, (x) the Stock Exchange Payment with respect to any Paired Interests not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Paired Interests subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Company the Exchanged Units and the corresponding Class B Common Shares (it being understood that (A) the Company shall cancel the surrendered Class B Common Shares and (B) the Exchanged Units shall remain outstanding and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units), in each case free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Company shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Shares to maintain a one-to-one ratio (or such other ratio then in effect) between the number of Common Units owned by the Company, directly or indirectly, and the number of outstanding Class A Common Shares, taking into account any Stock Exchange Payment and any other action taken in connection with this Section 2.2.

(e)       Upon the Exchange of all of a Holdings Unitholder’s Common Units, if a Holdings Unitholder no longer holds any other Units, such Holdings Unitholder shall cease, in accordance with the terms of the Holdings LLCA, to be a Member (as such term is defined in the Holdings LLCA) of Holdings.

SECTION 2.3   Expenses and Restrictions.

(a)     Except as expressly set forth in this Agreement, Holdings and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that Holdings shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any Class A Common Shares are to be issued in a name other than that of a Holdings Unitholder that requested the Exchange, then such Holdings Unitholder and/or the Person(s) in whose name such shares are to be issued shall pay to Holdings the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Holdings that such tax has been paid or is not payable.

(b)      Notwithstanding anything to the contrary herein, to the extent that Holdings is otherwise eligible for the Private Placement Safe Harbor in any taxable year, the Company and Holdings shall use commercially reasonable efforts to restrict issuances of Common Units in an amount sufficient for Holdings to continue to be eligible for the Private Placement Safe Harbor, and, to the extent that the Company or Holdings determines that Holdings does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Company or Holdings may impose such additional restrictions on Exchanges (other than Exchanges that are Secondary Offerings) during such taxable year as the Company or Holdings may determine to be necessary or advisable so that Holdings is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that the restrictions imposed pursuant to this sentence shall not apply to any Unrestricted Exchange.  Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of Holdings, such an Exchange would pose a material risk that Holdings would be a “publicly traded partnership” under Section 7704 of the Code; provided, however, that this sentence shall not apply to prohibit a Block Transfer unless a change in applicable Law after the date of the signing of the Business Combination Agreement modifies the application or availability of Treasury Regulations Section 1.7704-1(e)(2).

(c)      For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holdings Unitholder shall not be entitled to effect an Exchange (other than an Exchange in connection with settlement of a Secondary Offering or other Block Transfer) to the extent the Company reasonably determines in good faith that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act, or any exemption from the registration requirements thereunder), or (ii) would not be permitted under any other agreements with the Company or its subsidiaries to which such Holdings Unitholder is party (including, without limitation, the Holdings LLCA) or any written policies of the Company related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d)      The Company may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article II, including, without limitation, procedures for the giving of an Exchange Notice.

SECTION 2.4   Adjustment. The Exchange Rate shall be adjusted accordingly if there is:  (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Shares or (b) any subdivision (by any share or stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Shares that is not accompanied by an identical subdivision or combination of the Common Units.  If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any share or stock split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or stock split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.  Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Common Unit.

SECTION 2.5   Class A Common Shares to be Issued.

(a)       The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of issuance upon an Exchange, such number of Class A Common Shares as may be issued upon any such Exchange; provided, that nothing contained herein shall be construed to preclude the Company and Holdings from satisfying its obligations in respect of the Exchange of the Paired Interests by the sale of Class A Common Shares which are held in the treasury of the Company or are held by Holdings or any of their subsidiaries or by the issuance/sale of purchased Class A Common Shares (which may or may not be held in the treasury of the Company or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment in accordance with the terms hereof.  The Company covenants that all Class A Common Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b)       The Company and Holdings shall at all times ensure that the execution and delivery of this Agreement by each of the Company and Holdings and the consummation by each of the Company and Holdings of the transactions contemplated hereby (including, without limitation, the issuance of the Class A Common Shares) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Company and Holdings, including, but not limited to, all actions necessary to ensure that the acquisition of Class A Common Shares pursuant to the transactions contemplated hereby, to the fullest extent of the PubCo Board’s power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c)      The Company covenants and agrees that, to the extent that a registration statement under the Securities Act is effective and available for Class A Common Shares to be issued with respect to any Exchange, shares that have been registered under the Securities Act shall be issued in respect of such Exchange.  In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holdings Unitholder requesting such Exchange, the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements.  The Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities to the extent required under the Lock-Up Agreement, the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws.  The Company shall use commercially reasonable efforts to list the Class A Common Shares required to be issued upon the Exchange prior to such issue upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Shares may be listed or traded at the time of such issue.

SECTION 2.6 Direct Exchange. Notwithstanding anything to the contrary in this Article II, the Company may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Paired Interests for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 2.2(a), (c) and (d)), through a direct exchange of such Paired Interests between the Exchanging Member and the Company (a “Direct Exchange”).  Upon such Direct Exchange pursuant to this Section 2.6, the Company shall acquire the Exchanged Units (which shall remain outstanding) and the Company shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided that, any such election by the Company shall not relieve Holdings of its obligation arising with respect to such applicable Exchange Notice.  The Company may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to Holdings and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date.  A Direct Exchange Election Notice may be revoked by the Company at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date.  The right to consummate a Direct Exchange in all events shall be exercisable for all of the Paired Interests that would otherwise have been subject to an Exchange.  Except as otherwise provided in this Section 2.6, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Company not delivered a Direct Exchange Election Notice.

SECTION 2.7   PubCo Offer or Change of Control.

(a)      In the event that a tender offer, share exchange offer, take-over bid, recapitalization or similar transaction with respect to any Class A Common Shares (a “PubCo Offer”) is proposed by the Company or is proposed to the Company or its stockholders and approved by the PubCo Board or is otherwise effected or to be effected with the consent or approval of the PubCo Board or the Company will undergo a Change of Control, the Holdings Unitholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer or Change of Control and not be effective if such PubCo Offer or Change of Control is not consummated)).  In the case of a PubCo Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holdings Unitholders to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of Class A Common Shares without discrimination (but excluding, for the avoidance of doubt, the Holdings Unitholders’ rights under the Tax Receivable Agreement in determining whether such participation is on an economically equivalent basis).

(b)      The Company shall send written notice to Holdings and the Holdings Unitholders at least thirty (30) Business Days prior to the closing date of the transactions contemplated by the PubCo Offer or the Change of Control notifying them of their rights pursuant to this Section 2.7, and setting forth, in the case of a PubCo Offer, (i) a copy of the written proposal or agreement pursuant to which the PubCo Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Common Units and Restricted Common Units (if applicable), or in the case of a Change of Control, (x) a description of the event constituting the Change of Control, (y) the date of the Change of Control, and (z) a copy of any written proposals or agreement relating thereto.  In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company as promptly as reasonably practicable, but in any event no less than five (5) days prior to the closing of the PubCo Offer or Change of Control.

ARTICLE III

SECTION 3.1   Additional Holdings Unitholders. To the extent a Holdings Unitholder validly transfers any or all of such holder’s Common Units to another Person or Persons in a transaction in accordance with, and not in contravention of, the Holdings LLCA, the Lock-Up Agreement and any other agreement or agreements with the Company or any of its subsidiaries to which a transferring Holdings Unitholder may be party, then such transferee (each, a “Permitted Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holdings Unitholder hereunder.  To the extent Holdings issues Common Units in the future, and such units’ terms and conditions, as determined in the OpCo Board’s discretion pursuant to Section 3.01(b) of the Holdings LLCA, so allow, Holdings shall be entitled, in its sole discretion, to make any holder of such Common Units a Holdings Unitholder hereunder through such holder’s execution and delivery of a joinder to this Agreement, substantially in the form of Exhibit B hereto.

SECTION 3.2    Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)       If to the Company, to:

ProKidney Corp.
2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103
Attention:	Bruce Culleton, Chief Executive Officer
Email:	bruce.culleton@prokidney.com

(b)       If to Holdings, to:

ProKidney Holdings, LLC
2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103
Attention:	Bruce Culleton, Chief Executive Officer
Email:	bruce.culleton@prokidney.com

 in each case, with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:	Stuart Leblang
Eric Wexler
Email:	sleblang@akingump.com
ewexler@akingump.com

(c)       If to any Holdings Unitholder, to the address or other contact information set forth in the records of Holdings from time to time.

SECTION 3.3  Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 3.4   Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.  No Holdings Unitholder may assign its rights under this Agreement without the consent of the Company and Holdings.

SECTION 3.5   Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.6   Amendment. The provisions of this Agreement may be amended, supplemented, waived or modified only by the affirmative vote or written consent of each of (i) the Company (as determined by the majority of the disinterested members of the PubCo Board), (ii) Holdings and (iii) Holdings Unitholders holding at least a majority of the then outstanding Common Units (excluding Common Units held by the Company); provided that, for purposes of this clause (iii), in addition to the consent required by clauses (i) and (ii), no amendment, supplement, waiver or modification to the provisions of this Agreement that would materially, disproportionately and adversely affect the rights of a Holdings Unitholder (other than the Company and its subsidiaries) may be made without the consent of such Holdings Unitholder (or, if there is more than one (1) such Holdings Unitholder that is so affected, without the consent of a majority in interest of such affected Holdings Unitholders (other than the Company and its subsidiaries) in accordance with their holdings of Common Units).

SECTION 3.7  Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 3.8   Submission to Jurisdiction; Waiver of Jury Trial.

(a)       Any and all disputes which cannot be settled amicably with respect to this Agreement, including, without limitation, any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding, investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, or if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court.  Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 3.2.  Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.8; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)       To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c)        EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER.  THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d)       EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 3.9  Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or by e-mail delivery of a “.pdf” format data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” format data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

SECTION 3.10  Tax Treatment. This Agreement shall be treated as part of the “partnership agreement” of Holdings as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.  As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of Class B Common Shares) by a Holdings Unitholder to the Company in exchange for (i) the payment by the Company of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and, if applicable, (ii) corresponding payments under the Tax Receivable Agreement, and no party shall take a contrary position on any income tax return, amendment thereof or communication with any Taxing Authority unless an alternate position is permitted under the Code and Treasury Regulations and the Company consents in writing to such alternate position, such consent not to be unreasonably withheld, conditioned, or delayed.  Further, in connection with any Exchange consummated hereunder, Holdings and/or the Company shall provide the exchanging Holdings Unitholder with all reasonably necessary information to enable the exchanging Holdings Unitholder to file its income tax returns for the taxable year that includes the Exchange, including, without limitation, information with respect to assets under Section 751 of the Code (including, without limitation, relevant information regarding “unrealized receivables” or “inventory items”) and basis adjustments under Section 743(b) of the Code as soon as practicable and in all events within sixty (60) days following the close of such taxable year (and use commercially reasonable efforts to provide estimates of such information within ninety (90) days of the applicable Exchanges).  Within thirty (30) days following the Exchange Date, the Company shall deliver a notification to Holdings in accordance with Treasury Regulations Section 1.743-1(k)(2).

SECTION 3.11 Withholding.  The Company and Holdings shall be entitled to deduct and withhold from any payments made to a Holdings Unitholder pursuant to any Exchange consummated under this Agreement all taxes that each of the Company and Holdings is required to deduct and withhold with respect to such payments under the Code and any other provision of applicable law (including, without limitation, under Section 1445 and Section 1446(f) of the Code).  In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Company or Holdings, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Company certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”).  If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) Holdings shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C) setting forth the liabilities of Holdings allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code or (ii) each of the Exchanging Member and Holdings shall, to the extent it is legally entitled to do so, deliver such other certificate reasonably acceptable to the Company to permit Holdings and the Company to comply with Sections 1445 and 1446(f), and the Company or Holdings, as and to the extent applicable, shall be permitted to deduct and withhold on the amount realized by such Exchanging Member in respect of such Exchange if and as provided in Section 1446(f) of the Code and Treasury Regulations thereunder.  The Company or Holdings, as applicable, may at their sole discretion reduce the Class A Common Shares issued to a Holdings Unitholder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence.  All amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to such Holdings Unitholder in respect of which such deduction or withholding was made.

SECTION 3.12 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.13 Independent Nature of the Holdings Unitholders’ Rights and Obligations.  The obligations of each Holdings Unitholder hereunder are several and not joint with the obligations of any other Holdings Unitholder, and no Holdings Unitholder shall be responsible in any way for the performance of the obligations of any other Holdings Unitholder hereunder.  The decision of each Holdings Unitholder to enter into this Agreement has been made by such Holdings Unitholder independently of any other Holdings Unitholder.  Nothing contained herein, and no action taken by any Holdings Unitholder pursuant hereto, shall be deemed to constitute the Holdings Unitholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holdings Unitholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  The Company acknowledges that the Holdings Unitholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.14  Applicable Law.  This Agreement and remedies hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to conflict of laws principles.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

PROKIDNEY CORP.

By:	/s/ Todd C. Girolamo
Name:	Todd C. Girolamo
Title:	Corporate Compliance Officer; Secretary; Chief Legal Officer

[Signature Page to Amended and Restated Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

PROKIDNEY HOLDINGS, LLC

By:	/s/ Todd C. Girolamo
Name:	Todd C. Girolamo
Title:	Corporate Compliance Officer; Secretary; Chief Legal Officer

[Signature Page to Amended and Restated Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

HOLDINGS UNITHOLDERS:

TOLERANTIA, LLC

By:	/s/ Jaime Gomez-Sotomayor
Name:	Jaime Gomez-Sotomayor
Title:	Authorized Person

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.
By: Tolerantia, LLC, as attorney-in-fact

By:	/s/ Jaime Gomez-Sotomayor
Name:	Jaime Gomez-Sotomayor
Title:	Authorized Person

PROKIDNEY MANAGEMENT EQUITY LLC
By: Tolerantia, LLC, its manager

By:	/s/ Jaime Gomez-Sotomayor
Name:	Jaime Gomez-Sotomayor
Title:	Authorized Person

[Signature Page to Amended and Restated Exchange Agreement]

EXHIBIT A

EXCHANGE NOTICE

ProKidney Holdings, LLC
2000 Frontis Plaza Blvd., Suite 250
Winston-Salem, NC 27103
Attention:	Bruce Culleton, Chief Executive Officer
Email:	bruce.culleton@prokidney.com

Reference is hereby made to the Amended and Restated Exchange Agreement, dated as of July 1, 2025 (as amended from time to time, the “Exchange Agreement”), among ProKidney Corp., a Delaware corporation (the “Company”), ProKidney Holdings, LLC, a limited liability company organized under the laws of Delaware (“Holdings”), and the Holdings Unitholders from time to time party thereto (each, a “Holder”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of Paired Interests set forth below in Exchange for the Stock Exchange Payment to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

The undersigned Holder agrees and acknowledges that as set forth in the Exchange Agreement, the Class A Common Shares to be issued following completion of an Exchange may, in the sole discretion of the Company, be restricted and/or legended securities under the Securities Act, the regulations promulgated thereunder or any other applicable federal or state securities laws, which may not be sold or transferred without a registration statement filed under the Securities Act or an applicable exemption from the registration requirements thereunder.

Legal Name of Holder:
Address:
Number of Paired Interests to be Exchanged:
Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Exchange Notice are being transferred to the Company or Holdings, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Company or Holdings, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or any director, manager or officer of Holdings as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to do any and all things and to take any and all actions that may be necessary to transfer to the Company or Holdings, as applicable, the Paired Interests subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of July 1, 2025 (as amended from time to time, the “Exchange Agreement”), among ProKidney Corp., a Delaware corporation (the “Company”), ProKidney Holdings, LLC, a limited liability company organized under the laws of Delaware (“Holdings”), and each of the Holdings Unitholders from time to time party thereto.  Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement.  This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Common Units in Holdings.  By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Holdings Unitholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Holdings Unitholder thereunder.  The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by Holdings, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:
Address for Notices:

Attention:
With copies to: